Exhibit 5.1

OPINION OF WIGGIN AND DANA LLP

Wiggin and Dana llp	212.490.1700
450 Lexington Avenue	212.490.0536 fax
Suite 3800 New York, New York 10017-3913 www.wiggin.com

April 14, 2010

Jos. A. Bank Clothiers, Inc. 500 Hanover Pike Hampstead, MD 21074

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Jos. A. Bank Clothiers, Inc. (the “Company”), relating to the registration of (a) 2,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), and (b) $118,320,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which Shares and Deferred Compensation Obligations may be issued by the Company pursuant to the terms of the Jos. A. Bank Clothiers, Inc. 2010 Deferred Compensation Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company and other instruments as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, we are of the opinion that (a) the Shares, when issued and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable and (b) the Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Wiggin and Dana LLP